Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Board of Directors
China Cord Blood Services Corporation:

We consent to the use of our report dated May 31, 2008 with respect to the consolidated balance sheets of China Cord Blood Services Corporation and subsidiaries as of March 31, 2007 and
2008, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended March
31, 2008, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 31, 2008 contains an explanatoty paragraph that states that the Company established vendor-specific objective evidence for the undelivered cord blood storage services during the year ended March 31, 2008 and has begun to account for cord blood processing services and storage services as two separate units of accounting under the provisions of
Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

Hong Kong, China

July 7,2009